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                                  Pfizer, Inc.
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                              Pharmacia Corporation
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TALKING ABOUT OUR BUSINESS -- TRANSFORMING FOR THE FUTURE
- 2002 July 15

To All Pharmacia Corporation People Worldwide

Dear Colleagues,

In 1985, Searle was acquired by Monsanto. In 1995, Pharmacia & Upjohn merged. In 2000, Monsanto merged with Pharmacia & Upjohn to become the new Pharmacia. Also, in 2000 we did a partial IPO of our ag business. All these were among the bigger transforming decisions to prepare for the future.

Today we are announcing another transformational decision for our company. This decision will help prepare for the new future facing the whole pharmaceutical industry. We plan to combine with Pfizer. This will create the largest and strongest pharmaceutical company in all major regions of the world. This combined company will be better able to handle the growing R&D risks and the pressures on our industry.

You will find the press release announcing this action on the corporate home page at: [insert link here].

In this merger transaction, Pharmacia Corporation is expected to be acquired by Pfizer, following the spin-off of Monsanto. The price will be 1.4 shares of Pfizer stock for each share of Pharmacia. This represents a 52 percent premium on Pharmacia's pharmaceutical stock price as of the close of business on Friday, July 12, and a 44 percent premium on a 30-day basis. This large premium -- at a time when there is a downward spiral in the overall stock market -- reflects Pfizer's confidence in the quality of Pharmacia as a company.

The deal still needs to be approved by various regulatory authorities, and also by a vote of shareholders of both companies. In the current environment, no deal can be regarded as certain until it is finalized. Our best estimate is that the transaction will be completed four to six months from now. We expect to complete the Monsanto spin-off before this transaction occurs.

You will have many, many, questions about this action and what it will mean. At this time, we simply do not know the answers to many of these questions. This is almost always the case in big and complex integrations.

So in this message I will tell you about the rationale for going ahead with this decision. I will outline some of the implications of the integration process that we do know at this stage. And I will tell you how we will want to operate as we go forward -- as well as what we will ask of you over the coming months.

THE RATIONALE FOR OUR DECISION

Let me begin with the rationale for our agreement with Pfizer.

Since the dramatic turnaround of Pharmacia & Upjohn in 1998 and the merger with Monsanto in 2000, we succeeded in creating a bold new business model in our industry.

At Pharmacia, we have uniquely molded an amalgam of diverse smaller and weaker companies into an aligned, high-performance global competitor. Our company is now characterized by strong central research and marketing, a powerful U.S. operation and growing strength in global markets. We have achieved fast earnings-per-share growth since our merger.

We have transformed former niche medicines such as Detrol, Xalatan and Camptosar into growth engines that are on their way to becoming billion dollar blockbusters. We have created and brought

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to market Zyvox, the first in a new class of antibiotics in over 30 years. We have succeeded in our previously announced Monsanto merger goal of recharging our coxib franchise -- and in the face of many skeptics, we have decisively pulled ahead of Merck as the global leader in this fiercely contested COX-2 arena. We are achieving hundreds of other successes in every area of our business. We are doing all this through a powerful new company culture based on collaborative behaviors and core values; a culture that focuses our work intently on our customers and patients.

So we can all take great pride in what we are achieving. We are building a world-class global team. Together, we have significantly improved health and wellness around the world. We have written a new chapter in business history.

However, recent growing pressures in our industry have caused all large companies to re-think their business models. In the past, we had rejected informal approaches from various companies. When Pfizer recently approached us with an offer that we viewed as compelling for our shareowners, we concluded that we should accept it.

With this transaction, the large and complex COX-2 alliance will be simplified and run by a single management team. Pfizer will gain operational access to a key market of the future -- cancer. Pfizer will also gain access to key specialty businesses such as ophthalmology (through Xalatan) and endocrinology (though Genotropin and Somavert). Pharmacia will be able to maximize the value of its key primary care products, such as eplerenone. Thanks to the excellent global infrastructure of the combined company, there are many, many other examples where one plus one will equal more than two.

In recent months, we have seen a flood of examples of bad corporate governance and the harm it has inflicted on millions of shareowners. Both Pharmacia and Pfizer pride themselves in having high governance standards, with Boards who are aware of their primary duty to maximize shareholder value. By agreeing to this transaction, our Board is convinced that we are doing the right thing for our owners -- owners who include tens of thousands of small investors and retirement and savings funds representing millions of retirees and working people, including Pharmacia employees.

I should also be frank about some alternative scenarios that we could contemplate in the current environment. A merger of equals, or a takeover of another company by ourselves, simply would not be realistic today: The costs and value erosion would be more than shareowners would accept. Such moves could also not rule out a hostile bid for our company -- a scenario that probably would not be good for our stakeholders.

ABOUT THE ACQUISITION AND INTEGRATION PROCESS

So we made the right decision, but it was not an easy one. It was not easy because our acquisition by Pfizer means that we relinquish control of Pharmacia.

Change is always unsettling. It is especially stressful when the outcomes are not clear, and when we do not call all the shots. However, change can present new horizons and opportunities for renewal. Each of us will need to observe what happens -- and then make our appropriate career decisions.

In my case, you should know that I have been requested to stay back after the merger transaction for at least a year as the Vice Chairman for the merged company followed by a consultancy. I have accepted this because I know I can help the combined company achieve its very ambitious goals. The compensation for this work has been presented to both Boards in my absence and approved as reasonable and without conflict of interest. I will see my primary responsibility within the combined company as assuring that the very special assets of Pharmacia are recognized and maximized. This includes the exceptional assets we have in our people.

However, it is important to acknowledge that Pfizer's current leadership team will primarily be guiding the course of the combined company. I have enormous respect for Hank McKinnell and his top

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management team. Their consistent success record confirms that they are competent, focused and committed. The combined company will benefit from the new addition of talent from Pharmacia.

Many have already asked me how I feel. What I write or say cannot fully express my emotions. I feel frustrated about not being able to fully complete the work we had all started -- to become that very special company that we had envisioned.

At 56, I would have liked to serve as your CEO for a longer period of time. It has been an honor and privilege to lead you and you can all continue to expect me to give my best through the completion of the merger transaction -- and thereafter as Vice Chairman. I feel sad that many good people will get displaced and will have to plan and execute their next career moves.

I do feel good that we did succeed in creating that special Pharmacia culture that our people are justly proud of. It is also with personal satisfaction, that I can tell you that our Board did the best it could in approving appropriate employee benefit measures in order to provide the best options for our people during a difficult and challenging time.

Given the situation, I also take comfort in knowing that Pharmacia is joining an exceptionally high-quality company like Pfizer, and that the new company will become not only the envy of our industry -- but also the most innovative provider of health and wellness for millions around the world.

As we go forward in the four to six months prior to the anticipated transaction, we will work with our Pfizer counterparts on integration plans. At this stage, no plans have been finalized and no decisions have been made.

What can be expected is that most Pharmacia people will continue in their work. Others however may change their roles, or there may not be a role for them at all. At this time, it is important to know that all of the Pharmacia benefit programs and employment agreements will be honored by the terms of the merger agreement. We believe that the overall employee benefit measures we have acted upon are much better than most other companies.

HOW WE WILL OPERATE GOING FORWARD -- AND WHAT WE ASK OF YOU

As we go forward over the next months until this planned transaction is completed, we must continue to stay focused on our jobs, on our projects, on our customers, and on our patients. Looking longer term, we also want to do the right things to assure the success of the combined company. This is important because doctors and patients will keep counting on us to deliver the quality medicines they need. It is also important to ourselves. We all take pride in our work, in our professionalism, in our executional excellence and in the high-quality company we have created. It is a matter of pride and confidence to continue.

Beginning today you will see and hear a lot of speculation about what will happen after this deal is completed. There will be speculation about site decisions, about project decisions, and about people decisions. We would ask you to resist speculation and rumors. By focusing on facts and actual decisions, you will reduce stress levels and make better decisions and choices yourself.

Over the next four to six months until we close the transaction, we ask you to put your priority on these four specific agenda items:

1. Keep doing your job exquisitely well. Doctors and patients are counting on you.

2. Continue to live by our best-managed behaviors and our company values (five BmB's and the four C's).

3. Take extra care about the people around you. Your positive attitude and empathy will make a real difference -- and it will be infectious. Remember, success begins with attitude, attitude, attitude.

4. Avoid negative behavior and acquisition gridlock. Of course, you will want to discuss the many aspects of this major company action with your colleagues. But we should resist the temptation to turn discussion into complaining and other energy-draining behavior. We should also resist gridlock in actions and programs. It is important to ask for directions, rather than to assume someone will give direction. It is also important to retain our cool competence and professionalism even at times when we are stressed by uncertainty.

Earlier in this message, I said there are many things that are not yet decided in this acquisition process. I do promise however that we will keep you as fully informed as possible as decisions are made and actions are taken.

Finally, let me say a personal thank you. Each one of you has been part of making Pharmacia the great company that we are today. You did so through individual acts of passion, courage and tenacity. I am proud of you. I know that you will not stop.

Sincerely,

Fred Hassan
Chairman and Chief Executive Officer




Contact Fred Hassan with your comments or questions at:
mailto:fredhassan.direct@pharmacia.com

The Agreement and Plan of Merger, dated as of July 13, 2002, between Pfizer Inc., Pilsner Acquisition Sub. Corp. and Pharmacia Corporation will be filed on a Form 8-K on July 15, 2002.

                           FORWARD-LOOKING INFORMATION

Certain statements contained in this document are "forward-looking statements" provided under the "safe harbor" protection of the Private Securities Litigation Reform Act of 1995. These statements are made to enable a better understanding of the Company's business, but because these forward-looking statements are subject to many risks, uncertainties, future developments and changes over time, actual results may differ materially from those expressed or implied by such forward-looking statements. Examples of forward-looking statements are statements about anticipated financial or operating results, financial projections, business prospects, future product performance, future research and development results, anticipated regulatory filings and approvals, and other matters that are not historical facts. Such statements often include words such as: "believes", "expects", "anticipates", "intends", "plans", "estimates", or similar expressions.

These forward-looking statements are based on the information that was currently available to the Company, and the expectations and assumptions that were deemed reasonable by the Company, at the time when the statements were made. The Company does not undertake any obligation to update any forward-looking statements in this Report or in any other communications of the Company, whether as a result of new information, future events, changed assumptions or otherwise, and all such forward-looking statements should be read as of the time when the statements were made, and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

Many factors may cause or contribute to actual results or events being materially different from those expressed or implied by such forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following: competition for our products; pharmaceutical pricing, price constraints and other restrictions on the marketing of products imposed by governmental agencies or by managed care groups, institutions and other purchasing agencies; product discovery and approval; product recalls or withdrawals; manufacturing quality issues with respect to our products; compliance with Current Good Manufacturing Practices and other applicable regulations and quality assurance guidelines; the company's ability to secure and defend its intellectual property rights; product liability claims, antitrust litigation, environmental concerns, and commercial disputes; social, legal, political and governmental developments; changes in foreign currency exchange rates or in general economic or business conditions including inflation and interest rates; acquisitions, divestitures, mergers, restructurings or strategic initiatives that change the Company's structure; business combinations among the Company's competitors and major customers; changes to accounting standards or GAAP.

Readers are also urged to carefully review and consider the various disclosures in Pharmacia's various SEC filings, including but not limited to Pharmacia's Annual Report on Form 10-K for the year ended December 31, 2001, and Pharmacia's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

This release may be deemed to be solicitation material in respect of Pfizer's proposed merger with Pharmacia. Pfizer will be filing a registration statement on Form S-4, containing a joint proxy statement/prospectus for Pfizer and Pharmacia, and other documents with the Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT CONTAINING THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to receive the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov or from Pharmacia Investor Relations at 100 Route 206 North, Peapack, New Jersey 07977. Pharmacia and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of Pharmacia's directors and executive officers in the proposed merger will be included in the final joint proxy statement/prospectus.